KPMG LLP 811 Main Street Houston, TX 77002 KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference on Form 8-K/A of our report dated December 17, 2025, with respect to the combined financial statements of Precision Sensors & Instrumentation Business of Baker Hughes Company. Houston, Texas March 10, 2026